Exhibit 3

Names and Addresses of the Managers

BNP Paribas

10 Harewood Avenue

London NW1 6AA

United Kingdom

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

HSBC Bank plc

8 Canada Square

London E14 5HQ

United Kingdom